Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees

Voya Investors Trust, Voya Variable Portfolios, Inc.

We consent to the use of our report dated February 21, 2019, with respect to the financial statements of VY® Templeton Global Growth Portfolio, a series of Voya Investors Trust, and Voya Global Equity Portfolio, a series of Voya Variable Portfolios, Inc., incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus/Proxy Statement and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 16, 2019